UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: August 20, 2013

Commission file number 1-10948

OFFICE DEPOT, INC.

(Exact name of registrant as specified in its charter)

Delaware	59-2663954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6600 North Military Trail, Boca Raton, FL	33496
(Address of principal executive offices)	(Zip Code)

(561) 438-4800

(Registrant’s telephone number, including area code)

Former name or former address, if changed since last report: N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Pursuant to the terms of the Settlement Agreement, dated August 20, 2013, by and between Office Depot, Inc. (the “Company”) and Starboard Value LP (together with its affiliates, “Starboard”), which is described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on August 21, 2013 and filed as Exhibit 10.1 thereto (the “Settlement Agreement”), the following resignations and appointments to the Company’s Board of Directors (the “Board”) have occurred:

Marsha J. Evans and W. Scott Hedrick agreed on August 20, 2013, to resign as directors of the Board, effective as of 12:01 a.m. on August 22, 2013. Ms. Evans served as the chairperson of the Compensation Committee of the Board, and Mr. Hedrick was the Board’s Lead Director, a member of the Compensation Committee and served as the chairperson of the Corporate Governance and Nominating Committee.

Pursuant to the terms of the Settlement Agreement and as authorized by Article III, Section 2 of the Company’s Amended and Restated Bylaws, the Board increased its size from ten (10) to eleven (11) directors.

Pursuant to the terms of the Settlement Agreement and effective August 22, 2013, in order to fill the vacancies created by (i) the resignations of Ms. Evans and Mr. Hedrick, and (ii) the increase in the size of the Board, the Board appointed Cynthia T. Jamison, Jeffrey C. Smith, and Joseph S. Vassalluzzo (collectively, the “New Directors”) as directors of the Company.

As a result of the resignation of Ms. Evans and pursuant to the terms of the Settlement Agreement, Mr. Vassalluzzo was appointed to the CEO Search Committee which was formed pursuant to the Agreement and Plan of Merger, dated February 20, 2013, by and among the Company and OfficeMax Incorporated (“OfficeMax”) and other parties as defined therein (the “Merger Agreement”). Other than Mr. Vassaluzzo’s appointment to the CEO Search Committee, the Board has not yet determined on which committees the New Directors will serve.

None of the New Directors has any direct or indirect material interest in any transaction required to be disclosed under Item 404(a) of Regulation S-K.

For their service as non-executive directors, the New Directors will receive the same retainer fees as the other non-executive directors, pro-rated to account for their service beginning from the date of their appointment until the 2014 annual shareholder meeting. As such, the New Directors will receive a pro-rated portion of the $75,000 cash component of non-executive director compensation, which will be paid quarterly in arrears based on actual Board service during each quarter. In addition, the Board approved a pro-rated grant of restricted stock to the New Directors, equal to $87,500, which shall vest as follows:

•	25% of the shares will vest in full immediately upon grant;

•

75% of the shares will vest in full upon the earlier of the following dates to occur: (x) the termination of the Merger Agreement with OfficeMax, (y) the closing of the merger with OfficeMax, if the Director is appointed to the combined Company Board of Directors, or (z) the 2014 annual shareholder meeting.

A full description of the Company’s annual, non-executive director compensation, including all fees paid to the various Board committee members, is set forth in the section entitled “Director Compensation” in the Company’s proxy statement filed with the SEC on July 19, 2013.

ITEM 5.07	Submission of Matters to a Vote of Security Holders.

On August 21, 2013, the Company held its 2013 Annual Meeting of Shareholders. As of the record date, there were 288,788,882 common shares entitled to one vote per share and preferred holders entitled to 40,677,268 votes, constituting a total of 329,466,150 outstanding voting securities. Results of votes with respect to proposals submitted at that meeting are as follows:

a.	To elect ten (10) nominees to serve as directors to hold office until the next annual meeting of our shareholders or until their successors have been elected and qualified. Our shareholders voted to elect all 10 nominees to serve as directors. Votes recorded, by nominee, were as follows:

NOMINEE	FOR	WITHHOLD	BROKER NON-VOTES
Neil R. Austrian	122,309,941	3,316,051	2,790,779
Justin Bateman	124,260,749	1,365,243	2,790,779
Thomas J. Colligan	124,227,907	1,398,085	2,790,779
Marsha J. Evans	122,291,077	3,334,915	2,790,779
Eugene V. Fife	123,739,823	1,886,169	2,790,779
W. Scott Hedrick	121,823,499	3,802,493	2,790,779
Kathleen Mason	124,265,399	1,360,593	2,790,779
Michael J. Massey	124,263,303	1,362,689	2,790,779
Raymond Svider	124,116,336	1,509,656	2,790,779
Nigel Travis	124,253,409	1,372,583	2,790,779

b.	To ratify the Audit Committee’s appointment of Deloitte & Touche, LLP as the Company’s independent registered public accounting firm for the current fiscal year. The Company’s shareholders voted to approve this proposal with 127,606,870 votes for and 396,756 votes against. There were 413,145 abstentions.

c.	To hold an advisory vote on executive compensation. The Company’s shareholders voted to approve this proposal with 119,632,032 votes for and 5,465,402 votes against. There were 528,558 abstentions and 2,790,779 broker non-votes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OFFICE DEPOT, INC.

Date: August 26, 2013	By:	/S/ ELISA D. GARCIA C.
Elisa D. Garcia C. Executive Vice President, General Counsel and Corporate Secretary